Exhibit 99.B

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FIRST QUARTER ENDED MARCH 31, 2005

RESTATED FOR SFAS 123(R)

(unaudited)

	First Quarter
(thousands)	2005	2004

Net Sales
United States
Cleaning & Sanitizing	$467,179	$430,734
Other Services	85,810	77,775
Total	552,989	508,509
International	505,034	483,807
Effect of Foreign Currency Translation	11,857	(12,945)
Consolidated	$1,069,880	$979,371

Operating Income
United States
Cleaning & Sanitizing	$71,605	$73,000
Other Services	7,534	4,494
Total	79,139	77,494
International	37,403	35,695
Corporate Expense	—	(3,755)
Effect of Foreign Currency Translation	1,445	(1,107)
Consolidated	$117,987	$108,327

All periods have been restated for the adoption of SFAS No. 123(R), “Share-Based Payment”